Exhibit (a)(1)(ix)

14 November 2012

CSR plc (the “Company”)

AMENDMENTS TO TENDER OFFER CIRCULAR

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO AUSTRALIA, CANADA OR JAPAN

On 29 October 2012, the Company announced details of a tender offer (the “Tender Offer”) to return cash of up to US$285 million to its Shareholders and that a circular (the “Circular”), containing the terms and Conditions of the Tender Offer would be posted to Shareholders on or around 29 October 2012.

The Company has received comments on the Circular from the US Securities and Exchange Commission (the “Commission”) and as a result has filed with the Commission Amendment No. 1 to Tender Offer Statement on Schedule TO (the “Amendment”) which amends and supplements the Tender Offer Statement on Schedule TO filed by the Company with the Commission on 29 October 2012. The Amendment deems certain amendments to be made to the Circular, including disclosure of the maximum and minimum numbers of shares that may be purchased in the Tender Offer (which information was substantially included in the announcement released by the Company on 29 October 2012). The amendments also include changes to the terms and Conditions of the Tender Offer as follows:

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Section 2.1 of Part IV of the Circular is amended by adding the following sentence to the last paragraph of Section 2.1: “Any decision by the Company or the Counterparty Bank, as applicable, shall be made in the reasonable opinion of such person.”; and the equivalent amendment is made in Part VII of the Circular.

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Section 6.3 of Part IV of the Circular is amended and restated in its entirety as follows: “Accordingly, copies of this Circular, the Tender Forms and any related documents are not being and must not be mailed or otherwise distributed or sent in or into Australia, Canada or Japan, including to Shareholders with registered addresses in Australia, Canada or Japan or to persons who are custodians, nominees or trustees holding Ordinary Shares for persons in Australia, Canada or Japan.”

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Section 6.4 of Part IV of the Circular is amended and restated in its entirety as follows: “Persons receiving such documents (including, without limitation, custodians, nominees and trustees) should not distribute, send or mail them in or into Australia, Canada or Japan.”

The timetable for the Tender Offer is not affected by these amendments.

Shareholder helpline

If Shareholders have any questions about the procedure for tendering Ordinary Shares or making a TTE instruction or want help filling in the Tender Form, they should telephone the Shareholder Helpline on 0871 384 2050 (from inside the UK) and +44 121 415 0259 (from outside the UK). The Shareholder Helpline is available from 8.30 a.m. to 5.30 p.m. (UK time) Monday to Friday (except public holidays) and will remain open until 11 January 2013. Please note that calls to these numbers may be monitored or recorded. Calls to 0871 384 2050 are charged at 8 pence per minute from a BT Landline. Other service providers’ costs may vary. Calls to +44 121 415 0259 from outside the UK are charged at applicable international rates.

Different charges may apply to calls made from mobile telephones.

The Information Agent with respect to the Tender Offer for ADSs and Ordinary Shares held by Shareholders in the United States is Innisfree M&A Incorporated. If you are an ADS Holder or Ordinary Shareholder in the United States and have questions on how you can participate in the Tender Offer, please call the Information Agent at 877 456-3510 (toll-free from the US) and +1 412-232-3651 (from other countries), from 9.00 a.m. to 8.00 p.m. (New York City time) Monday through Friday, and Saturday from 10.00 a.m. to 2.00 p.m. (New York City time). Banks, brokers and institutional holders may call +1 212-750-5833 (collect), Monday through Friday from 9.00 a.m. to 5.00 p.m. (New York City time).

Please note that for legal reasons the Shareholder Helpline and the Information Agent will only be able to provide information contained in the Circular and the accompanying Tender Form or Letter of Transmittal and will be unable to give advice on the merits of the Tender Offer or to provide financial, investment or taxation advice.

Capitalised terms used in this announcement shall have the same meaning ascribed to them in the Circular published by the Company on 29 October 2012.

Enquiries

CSR plc

Brett Gladden

Tel: +44 (0) 1223 692 000

J.P. Morgan Cazenove (Financial Adviser and Corporate Broker)

Rupert Sadler

Dwayne Lysaght

James Robinson

Tel: + 44 (0) 20 7742 4000

Goldman Sachs International (Financial Adviser)

James Anderson

Tel: + 44 (0) 20 7774 1000

FTI Consulting (Financial Public Relations)

James Melville-Ross

Tracey Bowditch

Tel: +44 (0) 20 7831 3113

Cautionary Statement

J.P. Morgan Securities plc (which conducts its UK investment banking activities as J.P. Morgan Cazenove), which is authorised and regulated in the United Kingdom by the FSA, is acting exclusively for the Company as financial adviser and broker in connection with the Tender Offer and the production of the Circular and is not advising, or acting for, any other person and will not be responsible to any person other than the Company for providing the protections afforded to the clients of J.P. Morgan Cazenove or for providing advice in relation to the Tender Offer or any other matters or arrangements referred to or contained in the Circular.

Goldman Sachs International, which is authorised and regulated in the United Kingdom by the FSA, is acting exclusively for the Company as financial adviser in connection with the Tender Offer and the production of the Circular and is not advising, or acting for, any other person and will not be responsible to the clients of Goldman Sachs International or for providing advice in relation to the Tender Offer or any other matters or arrangements referred to or contained in the Circular.

Apart from the responsibilities and liabilities, if any, which may be imposed on J.P. Morgan Cazenove and Goldman Sachs International by FSMA or the regulatory regime established thereunder, neither J.P. Morgan Cazenove nor Goldman Sachs International accepts any responsibility or liability whatsoever for the contents of the Circular, and no representation or warranty, express or implied, is made by J.P. Morgan Cazenove or Goldman Sachs International in relation to the contents of the Circular, including in relation to its accuracy, completeness or verification or for any other statement made or purported to be made by them, or on their behalf, in connection with the Company or the Tender Offer. To the fullest extent permissible each of J.P. Morgan Cazenove and Goldman Sachs International accordingly disclaims all and any responsibility or liability whether arising in tort, contract or otherwise (save as referred to above) which it might otherwise have in respect of the contents of the Circular or any such statement.

This announcement contains (or may contain) certain forward-looking statements with respect to the Company’s current expectations and projections about future events. These statements, which sometimes use, but are not limited to, words such as ‘anticipate’, ‘believe’, ‘intend’, ‘estimate’, ‘expect’ and words of similar meaning, reflect the directors’ beliefs and expectations and involve a number of risks, uncertainties and assumptions that could cause actual results and performance to differ materially from any expected future results or performance expressed or implied by the forward-looking statement. Statements contained in this announcement regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. The information contained in this announcement is subject to change without notice and, except as required by applicable law, neither the Company, J.P. Morgan Cazenove nor Goldman Sachs International assumes any responsibility or obligation to update publicly or review any of the forward-looking statements contained herein. You should not place undue reliance on forward-looking statements, which speak only as of the date of this announcement.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Ordinary Shares (including Ordinary Shares represented by ADSs). The Tender Offer is made only pursuant to the Circular, the related Tender Form with respect to the Ordinary Shares and the related Letter of Transmittal with respect to the ADSs. The Tender Offer is not being made to holders of Ordinary Shares (including Ordinary Shares represented by ADSs) residing in any jurisdiction in which the making of the Tender Offer would not be in compliance with the laws of that jurisdiction. In any jurisdiction where the securities, “blue sky”, or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of J.P. Morgan Securities plc by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Neither the Commission nor any US state securities commission has approved or disapproved of this transaction or passed upon the merits of fairness of such transaction or passed upon the adequacy of the information contained in the Circular. Any representation to the contrary is a criminal offence.

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